                                                                                                                                                     Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	November 2, 2018
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 3RD QUARTER 2018 FINANCIAL RESULTS

Worthington/Columbus, Ohio – November 2, 2018 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) today announced financial results for the third quarter and year to date ended September 30, 2018.

Third Quarter Highlights

•	Net income increased 54% for the quarter, compared to the same quarter in 2017.
•	EPS (fully diluted) increased by 60% for the quarter to $0.24 compared to $0.15 per share during the same quarter in 2017 (adjusted for a 1.0-for-5.5 reverse stock split effective August 20, 2018).
•	Net loans grew by $87.1 million, or 21.4%, year to date.
•	Assets topped $600 million at September 30, 2018.
•	Book value at September 30, 2018 of $10.25 per share is up $0.77 year to date from December 31, 2017.
•	Net interest income grew by 33.6% compared to the same quarter of 2017.
•	Credit quality remains strong, and the ratio of ALLL to total loans is 1.40%.

Overview of Results

The Company’s income before income tax expense for the quarter ended September 30, 2018, totaled $1.3 million, and increased $277,000, or 27.2%, compared to $1.0 million for the quarter ended September 30, 2017. The increase in income before income tax expense was due to a $1.2 million increase in net interest income and a  $448,000 increase in noninterest income, partially offset by a $1.4 million increase in noninterest expense.

Net income for the three months ended September 30, 2018 totaled $1.1 million and increased $370,000, or 54.0%, compared to net income of $685,000 for the three months ended September 30, 2017.  The increase in net income was due to a $1.2 million increase in net interest income,  a $448,000 increase in noninterest income, and a $93,000 decrease in income tax expense, partially offset by  a $1.4 million increase in noninterest expense.  The decrease in income tax expense was due to the reduction in the federal corporate tax rate, effective January 1, 2018, as a result of the Tax Cuts and Jobs Act.

Net income attributable to common stockholders for the three months ended September 30, 2018, totaled $1.0 million or $0.24 per diluted common share, and increased $558,000, or 118.5%, compared to net income attributable to common stockholders of $471,000, or $0.15 per diluted common share, for the three months ended September 30, 2017. For the three months ended September 30, 2018, the accretion of discount from the Company’s Series B Preferred Stock reduced net income attributable to common stockholders by $26,000.    For the three months ended September 30, 2017, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $214,000. The decrease in the preferred dividends on the Series B Preferred Stock and accretion of discount is due to the conversion of the Company’s Preferred Stock into shares of Common Stock of the Company, effective October 6, 2017, resulting in the elimination of the preferred dividend payments beginning with the fourth quarter of 2017 of approximately $187,500 quarterly.

Income before income tax expense for the nine months ended September 30, 2018 totaled $3.7 million and increased $1.2 million, or 49.9%, compared to $2.5 million for the nine months ended September 30, 2017. The increase in income before income tax expense was due to a  $3.0 million increase in net interest income and a $1.3 million increase in noninterest income, partially offset by a  $3.1 million increase in noninterest expense.

Net income for the nine months ended September 30, 2018 totaled $3.0 million and increased $1.3 million, or 81.0%, compared to net income of $1.6 million for the nine months ended September 30, 2017.  The increase in net income was due to a $3.0 million increase in net interest income, a  $1.3 million increase in noninterest income, and a decrease in income tax expenses of $106,000, partially offset by $3.1 million increase in noninterest expense.  As discussed above, the decrease in income tax expense was due to the reduction in the federal corporate tax rate, effective January 1, 2018, as a result of the Tax Cuts and Jobs Act.

Net income attributable to common stockholders for the nine months ended September 30, 2018, totaled $2.9 million or $0.67 per diluted common share, and increased $1.9 million,  or 190.7%, compared to net income attributable to common stockholders of $1.0 million, or $0.31 per diluted common share, for the nine months ended September 30, 2017.  For the nine months ended September 30, 2018, the accretion of discount from the Company’s Series B Preferred Stock reduced net income attributable to common stockholders by $64,000.    For the nine months ended September 30, 2017, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $643,000. The decrease in the preferred dividends on the Series B Preferred Stock and accretion of discount is due to the conversion of the Company’s Preferred Stock into shares of Common Stock of the Company, effective October 6, 2017, as discussed above.

Timothy T. O’Dell, President and CEO, commented, “We continue to be extremely gratified with our ability to attract quality business customers which is helping to drive our strong growth.  Net loans grew by $87 million year to date, with assets topping $600 million.  In addition to balance sheet growth, we believe that we are creating significant franchise value through increases in book value coupled with the expansion of our geographic footprint.  Book value per share increased $0.77, or 8.1%,  year to date, while our second Cincinnati location is expected to open in the Blue Ash (Cincinnati) market by year end.  Also, we are balancing well those investments being made in growth and expansion, including the hiring of experienced business lenders and bankers, with current earnings growth.”

Net interest income.  Net interest income totaled $4.7 million for the quarter ended September 30, 2018 and increased $1.2 million, or 33.6%, compared to $3.5 million for the quarter ended September 30, 2017.  The increase in net interest income was primarily due to a $2.2 million,  or 50.6%, increase in interest income, partially offset by a $1.0 million, or 117.0%, increase in interest expense.  The increase in interest income was primarily attributed to a $142.2 million, or 35.2%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans, and a  49bp increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $120.0 million, or 38.8%, increase in average interest-bearing liabilities and a 65bps increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 3.43% for the quarter ended September 30, 2018 decreased 4bps compared to the net interest margin of 3.47% for the quarter ended September 30, 2017.

Net interest income totaled $12.9 million for the nine months ended September 30, 2018 and increased $2.9 million, or 29.8%, compared to $10.0 million for the nine months ended September 30, 2017.  The increase in net interest income was primarily due to a  $5.2 million, or 41.4%, increase in interest income, partially offset by a $2.2 million or 88.6%, increase in interest expense.  The increase in interest income was primarily attributed to a $109.4 million, or 27.7%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans, and a  45bp increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to an  $87.7 million, or 28.9%, increase in average interest-bearing liabilities and a  51bps increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 3.42% for the nine months ended September 30, 2018 increased 5bps compared to the net interest margin of 3.37% for the nine months ended September 30, 2017.

Robert E. Hoeweler, Chairman of the Board, added “Our team has evolved into a high performing sales and business development culture at CFBank as evidenced by our loan growth exceeding 21% year to date.  We are  a much stronger and deeper organization, well positioned and pursuing aggressively continued growth and expansion.  Additionally, we are gaining traction in our third and newest major metro Ohio market (Cincinnati).”

Provision for loan and lease losses.  There was no provision for loan and lease losses for either the quarter ended September 30, 2018 or the quarter ended September 30, 2017, which is due to strong credit quality, favorable trends in certain qualitative factors and net recoveries.  Net recoveries for the quarter ended September 30, 2018 totaled $24,000, compared to net recoveries of $6,000 for the quarter ended September 30, 2017.

There was no provision for loan and lease losses for either the nine months ended September 30, 2018 or the nine months ended September 30, 2017, which is due to strong credit quality, favorable trends in certain qualitative factors and net recoveries.  Net recoveries for the nine months ended September 30, 2018 totaled $35,000, compared to net recoveries of $39,000 for the nine months ended September 30, 2017.

Noninterest income.  Noninterest income for the quarter ended September 30, 2018 totaled $643,000 and increased $448,000, or 229.7%, compared to $195,000 for the quarter ended September 30, 2017.   The increase was primarily due to a $428,000 increase in net gain on sale of loans and a  $22,000 increase in service charges on deposit accounts.  The increase in net gain on sale of loans was a result of increased sales volume due to the expansion of the mortgage business.  The increase in service charges on deposit accounts was related to increased account relationships and pricing.

Noninterest income for the nine months ended September 30, 2018 totaled $1.9 million and increased $1.3 million, or 245.0%, compared to $538,000 for the nine months ended September 30, 2017.  The increase was primarily due to a $1.2 million increase in net gain on sale of loans and a  $74,000 increase in service charges on deposit accounts.  The increase in net gain on sale of loans was a result of increased sales volume due to the expansion of the mortgage business.  The increase in service charges on deposit accounts was related to increased account relationships and pricing.

Noninterest expense.  Noninterest expense for the quarter ended September 30, 2018 totaled $4.0 million and increased $1.4 million, or 50.3%, compared to $2.7 million for the quarter ended September 30, 2017.  The increase in noninterest expense during the three months ended September 30, 2018 was primarily due to a $572,000 increase in salaries and employee benefits expense,  a  $319,000 increase in advertising and marketing expense and a  $140,000 increase in professional fees.  The increase in salaries and employee benefits was primarily due to the hiring of mortgage personnel in connection with the expansion of our mortgage business, consistent with our focus on driving noninterest income. The increase in salaries and employee benefits also resulted from an increase in personnel associated with the opening of our Glendale branch in the Cincinnati market, the addition of experienced treasury management personnel, and an increase in credit and finance personnel to support our growth, infrastructure and risk management practices.  The increase in advertising and marketing expense is primarily due to increased expenditures related to the expansion of our mortgage business, coupled with increased advertising focused on increasing core deposits. Professional fees increased primarily due to the reverse stock split that occurred during the third quarter and professional fees associated with the expansion of our mortgage business.

Noninterest expense for the nine months ended September 30, 2018 totaled $11.1 million and increased $3.0 million, or 38.0%, compared to $8.1 million for the nine months ended September 30, 2017.  The increase in noninterest expense during the nine months ended September 30, 2018 was primarily due to a  $1.6 million increase in salaries and employee benefits expense, a $907,000 increase in advertising and marketing expense and a  $168,000 increase in professional fees.  The increase in salaries and employee benefits was primarily due to the hiring of mortgage personnel in connection with the expansion of our mortgage business, consistent with our focus on driving noninterest income. The increase in salaries and employee benefits also resulted from an increase in personnel associated with the opening of our Glendale branch in the Cincinnati market, the addition of experienced treasury management personnel, and an increase in credit and finance personnel to support our growth, infrastructure and risk management practices.  The increase in advertising and marketing expense is primarily due to increased expenditures related to the expansion of our mortgage business, coupled with increased advertising focused on increasing core deposits.  Professional fees increased primarily due to the reverse stock split that occurred during the third quarter and professional fees associated with the expansion of our mortgage business.

Income tax expense.  Income tax expense was $239,000 for the quarter ended September 30, 2018, a decrease of $93,000 compared to $332,000 for the quarter ended September 30,  2017.    The decrease was due primarily to the reduction of the federal corporate tax rate to 21%, effective January 1, 2018,  pursuant to the Tax Cuts and Jobs Act, which was partially offset by an increase in earnings.  As a result, the effective tax rate for the quarter ended September 30, 2018 decreased to approximately 18.4%, as compared to approximately 32.6% for the quarter ended September 30, 2017.

Income tax expense was $704,000 for the nine months ended September 30, 2018, a decrease of $106,000 compared to $810,000 for the nine months ended September 30, 2017.  The decrease was due primarily to the reduction of the federal corporate tax rate to 21%, effective January 1, 2018,  pursuant to the Tax Cuts and Jobs Act, which was partially offset by an increase in earnings.  As a result, the effective tax rate for the nine months ended September 30, 2018 decreased to approximately 19.1%, as compared to approximately 33.0% for the nine months ended September 30, 2017.

Balance Sheet Activity

General.  Assets totaled $606.4 million at September 30, 2018 and increased $125.0 million, or 26.0%, from  $481.4 million at December 31, 2017.  The increase was primarily due to an $87.1 million increase in net loan balances, a  $23.0 million increase in loans held for sale, and a  $13.9 million increase in cash and cash equivalents

Cash and cash equivalents.  Cash and cash equivalents totaled $59.4 million at September 30, 2018, and increased $13.9 million,  or 30.5%, from  $45.5 million at December 31, 2017.  The increase in cash and cash equivalents was primarily attributed to increased deposits.

Securities.  Securities available for sale totaled $11.1 million at September 30, 2018, and decreased $709,000, or 6.0%, compared to $11.8 million at December 31, 2017.  The decrease was primarily due to principal maturities.

Loans and Leases.    Net loans and leases totaled $493.5 million at September 30, 2018, and increased $87.1 million, or 21.4%, from $406.4 million at December 31, 2017.  The increase was primarily due to  a $39.5 million increase in commercial  real estate loan balances, a  $29.2 million increase in commercial loan balances and a  $12.7 million increase in multi-family residential loan balances.  The increases in the aforementioned loan balances were primarily due to increased sales activity and new relationships.  Single-family residential mortgage loan balances declined slightly as a result of a decrease in balances in our Northpointe mortgage purchase program, partially offset by an increase in balances due to the purchase of residential mortgage loan-pools and organic growth in the residential mortgage portfolio due to sales activity.

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $7.0 million at September 30, 2018, and increased $35,000,  or 0.5%, from  $7.0 million at December 31, 2017.  The increase in the ALLL is due to net recoveries during the nine months ended September 30, 2018.  The ratio of the ALLL to total loans was 1.40% at September 30, 2018, compared to 1.69% at December 31, 2017.  In addition, the ratio of the ALLL to nonperforming loans was 1858.1% at September 30, 2018, compared to 1483.0% at December 31, 2017.

Deposits.  Deposits totaled $532.1 million at September 30, 2018, an increase of $113.0 million,  or 27.0%, from $419.0 million at December 31, 2017.  The increase is primarily attributed to a $77.0 million increase in certificate of deposit account balances, a $29.6 million increase in checking account balances, and a $6.1 million increase in money market account balances.  The increase in certificate of deposit account balances was primarily attributed to a combination of management’s use of short-term CDARs (1-way) deposits in anticipation of quarter end fluctuations associated with our mortgage business and the timing of loan fundings, an increase in core certificate of deposits due to on-going sales and marketing activities, and to a lesser extent, the use of brokered CDs for longer term duration in its certificate of deposit portfolio.  The increase in checking accounts is due to an increase in customer relationships and balances from on-going sales activities.

Stockholders’ equity. Stockholders’ equity totaled $43.6 million at September 30, 2018, an increase of $3.3 million,  or 8.3%, from $40.3 million at December 31, 2017.  The increase in total stockholders’ equity was primarily attributed to net income.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a branch presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron markets – as well as its two branch locations in Columbiana County, Ohio.  Additionally, in  February 2018, CFBank opened an additional loan production office in Columbus, Ohio in Franklin County.    CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

This earnings release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain  forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation or CFBank, National Association; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, those detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Form 10-K filed with SEC for the year ended December 31, 2017.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Nine months ended
	September 30,			September 30,
	2018	2017	% change	2018	2017	% change

Total interest income	$6,621	$4,397	51%	$17,592	$12,438	41%
Total interest expense	1,938	893	117%	4,651	2,466	89%
Net interest income	4,683	3,504	34%	12,941	9,972	30%

Provision for loan and lease losses	-	-	n/m	-	-	n/m
Net interest income after provision for loan and lease losses	4,683	3,504	34%	12,941	9,972	30%

Noninterest income
Service charges on deposit accounts	128	106	21%	364	290	26%
Net gain on sales of loans	451	23	1861%	1,268	70	1711%
Other	64	66	-3%	224	178	26%
Noninterest income	643	195	230%	1,856	538	245%

Noninterest expense
Salaries and employee benefits	2,116	1,544	37%	6,026	4,450	35%
Occupancy and equipment	224	170	32%	573	503	14%
Data processing	275	197	40%	733	775	-5%
Franchise and other taxes	103	88	17%	308	264	17%
Professional fees	358	218	64%	862	694	24%
Director fees	106	76	39%	301	218	38%
Postage, printing and supplies	44	46	-4%	145	138	5%
Advertising and marketing	367	48	665%	1,004	97	935%
Telephone	43	29	48%	113	89	27%
Loan expenses	29	45	-36%	72	124	-42%
Foreclosed assets, net	-	-	n/m	-	18	-100%
Depreciation	67	49	37%	188	150	25%
FDIC premiums	141	64	120%	328	221	48%
Regulatory assessment	34	31	10%	103	95	8%
Other insurance	22	21	5%	63	70	-10%
Other	103	56	84%	297	149	99%
Noninterest expense	4,032	2,682	50%	11,116	8,055	38%

Income before income taxes	1,294	1,017	27%	3,681	2,455	50%
Income tax expense	239	332	-28%	704	810	-13%
Net Income	$1,055	$685	54%	$2,977	$1,645	81%
Dividends on Series B preferred stock and accretion of discount	(26)	(214)	-88%	(64)	(643)	-90%
Net Income attributable to common stockholders	$1,029	$471	118%	$2,913	$1,002	191%

Share Data
Basic earnings per common share (1)	$0.24	$0.16		$0.69	$0.34
Diluted earnings per common share (1)	$0.24	$0.15		$0.67	$0.31

Average common shares outstanding - basic (1)	4,251,820	2,960,378		4,247,800	2,961,376
Average common shares outstanding - diluted (1)	4,367,222	4,458,296		4,342,271	3,207,223

n/m - not meaningful
(1) Adjusted to reflect the 1-for-5.5 reverse stock split effected on August 20, 2018

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,
(unaudited)	2018	2018	2018	2017	2017
Assets
Cash and cash equivalents	$59,368	$32,739	$70,396	$45,498	$27,956
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	11,064	11,614	11,185	11,773	11,878
Loans held for sale	24,079	26,424	8,863	1,124	3,509
Loans and leases	500,534	477,538	429,471	413,376	394,713
Less allowance for loan and lease losses	(7,005)	(6,981)	(6,976)	(6,970)	(6,964)
Loans and leases, net	493,529	470,557	422,495	406,406	387,749
FHLB and FRB stock	3,476	3,251	3,251	3,227	3,227
Foreclosed assets, net	-	-	-	-	-
Premises and equipment, net	3,723	3,678	3,584	3,533	3,572
Bank owned life insurance	5,168	5,133	5,098	5,065	5,030
Accrued interest receivable and other assets	5,872	5,433	4,955	4,699	5,880
Total assets	$606,379	$558,929	$529,927	$481,425	$448,901

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$91,083	$99,579	$91,359	$89,588	$76,445
Interest bearing	440,979	388,546	369,686	329,440	304,508
Total deposits	532,062	488,125	461,045	419,028	380,953
FHLB advances and other debt	21,500	19,500	19,500	13,500	19,000
Advances by borrowers for taxes and insurance	449	225	236	489	182
Accrued interest payable and other liabilities	3,626	3,480	2,889	2,992	3,061
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	562,792	516,485	488,825	441,164	408,351

Stockholders' equity	43,587	42,444	41,102	40,261	40,550
Total liabilities and stockholders' equity	$606,379	$558,929	$529,927	$481,425	$448,901

Consolidated Financial Highlights
	At or for the three months ended					At or for the nine months ended
($ in thousands except per share data)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Sept 30,
(unaudited)	2018	2018	2018	2017	2017	2018	2017

Earnings
Net interest income	$4,683	$4,347	$3,911	$3,701	$3,504	$12,941	$9,972
Provision for loan and lease losses	$-	$-	$-	$-	$-	$-	$-
Noninterest income	$643	$732	$481	$205	$195	$1,856	$538
Noninterest expense	$4,032	$3,670	$3,414	$2,900	$2,682	$11,116	$8,055
Net Income	$1,055	$1,130	$792	$(299)	$685	$2,977	$1,645
Dividends on Series B preferred stock and accretion of discount	$(26)	$(12)	$(26)	$(23)	$(214)	$(64)	$(643)
Net income attributable to common stockholders	$1,029	$1,118	$766	$(322)	$471	$2,913	$1,002
Basic earnings per common share (2)	$0.24	$0.26	$0.18	$(0.08)	$0.16	$0.69	$0.34
Diluted earnings per common share (2)	$0.24	$0.25	$0.17	$(0.08)	$0.15	$0.67	$0.31

Performance Ratios (annualized)
Return on average assets	0.74%	0.85%	0.66%	(0.26%)	0.64%	0.75%	0.52%
Return on average equity	9.85%	10.88%	7.83%	(2.94%)	6.81%	9.54%	5.51%
Average yield on interest-earning assets	4.85%	4.63%	4.45%	4.38%	4.36%	4.65%	4.20%
Average rate paid on interest-bearing liabilities	1.81%	1.57%	1.34%	1.28%	1.16%	1.59%	1.08%
Average interest rate spread	3.04%	3.06%	3.11%	3.10%	3.20%	3.06%	3.12%
Net interest margin, fully taxable equivalent	3.43%	3.43%	3.41%	3.40%	3.47%	3.42%	3.37%
Efficiency ratio	75.70%	72.26%	77.73%	74.24%	72.51%	75.12%	76.64%
Noninterest expense to average assets	2.82%	2.76%	2.82%	2.51%	2.49%	2.80%	2.55%

Capital
Tier 1 capital leverage ratio (1)	9.41%	9.56%	10.21%	9.37%	9.99%	9.41%	9.99%
Total risk-based capital ratio (1)	12.05%	11.97%	13.05%	11.91%	12.22%	12.05%	12.22%
Tier 1 risk-based capital ratio (1)	10.80%	10.71%	11.80%	10.65%	10.97%	10.80%	10.97%
Common equity tier 1 capital to risk weighted assets (1)	10.80%	10.71%	11.80%	10.65%	10.97%	10.80%	10.97%
Equity to total assets at end of period	7.19%	7.59%	7.76%	8.36%	9.03%	7.19%	9.03%
Book value per common share (2)	$10.25	$9.98	$9.70	$9.48	$9.64	$10.25	$9.64
Tangible book value per common share (2)	$10.25	$9.98	$9.70	$9.48	$9.64	$10.25	$9.64
Period-end market value per common share (2)	$15.50	$13.20	$12.76	$15.13	$13.31	$15.50	$13.31
Period-end common shares outstanding (2)	4,251,956	4,251,766	4,239,190	4,245,384	2,960,105	4,251,956	2,961,559
Average basic common shares outstanding (2)	4,251,820	4,248,573	4,242,911	4,144,793	2,960,378	4,247,800	2,961,376
Average diluted common shares outstanding (2)	4,367,222	4,488,339	4,489,469	4,144,793	4,458,296	4,342,271	3,207,223

Asset Quality
Nonperforming loans	$377	$388	$400	$470	$1,038	$377	$1,038
Nonperforming loans to total loans	0.08%	0.08%	0.09%	0.11%	0.26%	0.08%	0.26%
Nonperforming assets to total assets	0.06%	0.07%	0.08%	0.10%	0.23%	0.06%	0.23%
Allowance for loan and lease losses to total loans	1.40%	1.46%	1.62%	1.69%	1.76%	1.40%	1.76%
Allowance for loan and lease losses to nonperforming loans	1858.09%	1799.23%	1744.00%	1482.98%	670.91%	1858.09%	670.91%
Net charge-offs (recoveries)	$(24)	$(5)	$(6)	$(6)	$(6)	$(35)	$(39)
Annualized net charge-offs (recoveries) to average loans	(0.02%)	(0.00%)	(0.01%)	(0.01%)	(0.01%)	(0.01%)	(0.01%)

Average Balances
Loans	$486,215	$448,153	$415,262	$389,208	$372,346	$449,877	$354,602
Assets	$571,415	$531,353	$483,637	$461,945	$431,008	$528,802	$421,044
Stockholders' equity	$42,830	$41,536	$40,478	$40,747	$40,219	$41,615	$39,790

(1)  Regulatory capital ratios of CFBank

(2)  Adjusted to reflect the 1-for-5.5 reverse stock split effected on August 20, 2018